Exhibit 99.1
Company Contact:
Mark Donohue
Sr. Director
Investor Relations and Corporate Communications
(215) 933-3526
www.impaxlabs.com
Impax Laboratories Reports Growth in Revenue,
Profit and Earnings in the Third Quarter 2010
HAYWARD, Calif. (November 2, 2010) — Impax Laboratories, Inc. (NASDAQ: IPXL) today reported adjusted net revenue in the third quarter of 2010, excluding the effect of a change in accounting for revenue received under the Company’s Strategic Alliance Agreement with Teva, increased $42.6 million to $107.6 million compared to the prior year period, driven by sales of generic Adderall XR® for which there were no sales in the third quarter of 2009, as well as increased sales of the Company’s fenofibrate products. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2010, excluding adjusted items, increased $12.2 million to $27.8 million, compared to $15.6 million in the prior year period. Net income for the third quarter 2010, excluding adjusted items, increased to $15.8 million, or $0.24 per diluted share, compared to $9.0 million, or $0.15 per diluted share, in the prior year period. On a generally accepted accounting principles (GAAP) basis, net revenue in the third quarter of 2010 increased $239.0 million to $304.0 million due to the change in revenue recognition, and net income increased to $75.2 million, or $1.15 per diluted share, compared to $6.7 million, or $0.11 per diluted share in the prior year period.
In July 2010, the Company materially modified its Strategic Alliance Agreement with Teva and applied the revised revenue recognition standards of FASB ASC 605-25 Multiple Element Arrangements. Application of the revised standards resulted in the recognition in the third quarter of 2010 of previously deferred net revenue of $196.4 million that would have been recognized over the remaining life of the Teva agreement under the prior standards. This had the effect of increasing third quarter net revenue by $196.4 million, net income by $61.4 million and net income per diluted share by $0.98. Please refer to the attached information and footnotes on pages 9 and 10 for a further description and reconciliation of adjusted items.
“Our positive third quarter results continued to reflect demand for our generic Adderall XR® and fenofibrate products. However, on-going supply issues of generic Adderall XR® with our supplier Shire Laboratories continued to constrain our ability to fill strong customer demand leading to lower than expected sales and market share. Following numerous attempts to resolve the recent and recurring supply issues, we have initiated litigation alleging breach of contract and other related claims due to Shire’s failure to fill our orders for product.” said Larry Hsu, Ph.D., president and CEO, Impax Laboratories.
Dr. Hsu continued, “With our strong balance sheet consisting of more than $358 million in cash and short-term investments and no debt, we continue to aggressively pursue generic and brand opportunities to acquire products, technologies or companies with compelling business strategies to drive near and long term growth. We also remain excited with the continued development of our late-stage product IPX066 for Parkinson’s disease patients. We recently completed the APEX-PD Phase III study in naïve patients and expect to release the top line results later this year. Enrollment in the ADVANCED-PD Phase III study was completed in late August and we look forward to the completion of this study in early 2011, with data release in the second quarter of 2011. We continue to progress toward filing the new drug application in the fourth quarter of 2011.”

Segment Information
The Company has two reportable segments, the Global Pharmaceuticals Division (generic products) and the Impax Pharmaceuticals Division (brand products) and does not allocate general corporate services to either segment.
Global Pharmaceuticals Division Information

	Three Months Ended		Nine Months Ended
	September 30		September 30,
(Unaudited; amounts in thousands)	2010	2009	2010	2009
Revenues:
Global Product sales, net	$91,051	$46,636	$537,794	$123,144
Private Label	528	1,752	1,539	5,269
Rx Partner (a)	202,800	8,328	213,504	30,183
OTC Partner	2,365	1,769	6,439	5,255
Research Partner	3,384	2,962	10,153	8,406
Other	—	—	—	11

Total Revenues (a)	300,128	61,447	769,429	172,268

Cost of revenues (a)	140,279	25,098	282,309	72,339

Gross profit (a)	159,849	36,349	487,120	99,929

Operating expenses:
Research and development	12,819	8,909	32,608	28,761
Patent litigation	1,033	1,647	4,786	4,058
Selling, general and administrative	4,127	2,561	11,149	7,628

Total operating expenses	17,979	13,117	48,543	40,447

Income from operations (a)	$141,870	$23,232	$438,577	$59,482

(a)	The following table reflects the impact on the Global Pharmaceuticals Division results due to the change in revenue recognition to the Company’s Strategic Alliance Agreement with Teva.

	Three Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2010
(Unaudited; amounts in thousands)	As Reported	Impact of change	Adjusted	As Reported	Impact of change	Adjusted
Rx Partner	$202,800	$196,440	$6,360	$213,504	$196,440	$17,064
Total Revenues	300,128	196,440	103,688	769,429	196,440	572,989
Cost of revenues	140,279	95,426	44,853	282,309	95,426	186,883
Gross profit	159,849	101,014	58,835	487,120	101,014	386,106
Income from operations	$141,870	$101,014	$40,856	$438,577	$101,014	$337,563
Excluding the change in revenue recognition under the Teva Agreement, Global Pharmaceuticals Division revenues increased $42.2 million to $103.7 million, driven by a significant increase in Global Product sales, net, as discussed below.

During the third quarter of 2010, Global Product sales, net, increased $44.4 million to $91.1 million over the same period in 2009 primarily due to sales of generic Adderall XR® and, to a lesser extent, increased sales of the Company’s fenofibrate products. Partially offsetting these gains was a $2.0 million decline in Rx Partner revenue (before the change in revenue recognition) and a $1.2 million decline in Private Label revenue. The decline in Rx Partner revenue is primarily attributable to reduced sales of generic Wellbutrin® products as competition continues to erode the Company’s market share, while Private Label product sales declined due to lower demand for the Company’s generic loratadine/PSE products.
Excluding the change in revenue recognition, gross profit increased $22.5 million to $58.8 million primarily due to sales of generic Adderall XR® and an increase in fenofibrate sales. Adjusted gross profit margin of 57% for the third quarter 2010 declined from the 59% margin for the prior year period due to the slightly higher concentration of lower-margin products.
Research and development expenses for the third quarter of 2010 increased $3.9 million to $12.8 million, compared to the prior year primarily due to higher spending on bioequivalency studies, active pharmaceutical ingredients and compensation expenses.
Selling, general and administrative expenses for the third quarter of 2010 increased $1.6 million to $4.1 million due to increased marketing expenses, sales incentives and customer freight, all related to higher sales levels as noted above.
Excluding the change in revenue recognition, Global Pharmaceuticals Division income from operations in the third quarter of 2010 increased $22.9 million to $40.9 million, compared to $17.7 million in the prior year, due to the increase in sales as noted above.
Impax Pharmaceuticals Division Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; amounts in thousands)	2010	2009	2010	2009
Revenues:
Promotional Partner	$3,535	$3,499	$10,538	$10,007
Research Partner	330	—	440	—

Total revenues	3,865	3,499	10,978	10,007

Cost of revenues	2,843	2,957	9,280	9,250

Gross profit	1,022	542	1,698	757

Operating expenses:
Research and development	11,027	6,334	30,656	17,983
Selling, general and administrative	930	761	2,478	2,528

Total operating expenses	11,957	7,095	33,134	20,511

Loss from operations	$(10,935)	$(6,553)	$(31,436)	$(19,754)
Impax Pharmaceuticals Division revenues in the third quarter of 2010 were $3.9 million, a slight increase over the prior year due primarily to the addition of Research Partner revenue related to a Development and Co-Promotion Agreement with Endo Pharmaceuticals which was entered into in June 2010.
The Company is currently investing in research and development to develop brand products which provide longer product life cycles and the potential for significantly higher profit margins than generic products. In the third quarter of 2010, research and development expense increased $4.7 million to $11.0 million, primarily due to planned increased spending on clinical studies for the Company’s leading drug candidate for Parkinson’s disease.

The Company’s planned increase in investment in research and development during the third quarter of 2010 contributed to an Impax Pharmaceuticals Division loss from operations of $10.9 million compared to a loss from operations of $6.6 million in the third quarter of 2009.
Corporate and Other Information

	Three Months Ended		Nine Months Ended
(Unaudited; amounts in thousands)	September 30,		September 30,
	2010	2009	2010	2009
Litigation settlement	$—	$818	$—	$1,674
General and administrative	7,575	5,698	23,509	19,770

Total operating expenses	7,575	6,516	23,509	21,444

Loss from operations	$(7,575)	$(6,516)	$(23,509)	$(21,444)
Total corporate operating expenses for the third quarter of 2010 increased $1.1 million to $7.6 million, due to increased compensation, higher insurance costs related to increasing levels of business activity and an increase in systems implementation expenses.
Cash and Short-Term Investments
Cash and short-term investments were $358.4 million as of September 30, 2010, as compared to $90.4 million as of December 31, 2009. The change in cash and short-term investments from year-end 2009 is due to strong year to date product sales.
2010 Financial Outlook
The Company previously updated its full year 2010 forecast on August 3, 2010. The Company provides this further update to its full year 2010 forecast.
•	Cash flows from operating activities, before changes in working capital, less capital expenditures (Free Cash Flow), planned to be positive.
•	Updated May 2010 — gross margins as a percent of total revenues to approximate 50% for the balance of the year.
•	Updated November 2010 — Total research and development expenses across the generic and brand divisions to approximate $85 million with generic R&D to approximate $43 million (an increase of $2 million due to increased purchases of active pharmaceutical ingredients) and brand R&D to approximate $42 million.
•	Updated November 2010 — Patent litigation expenses of approximately $8 million (a decrease of approximately $3 million due to delayed spending on litigation).
•	Selling, general and administrative expenses of approximately $50 million.
•	Updated May 2010 — estimated consolidated effective tax rate of approximately 40% (without renewal in 2010 of the federal R&D tax credit).
•	Capital expenditures expected to be approximately $20 million.
Conference Call Information
The Company will host a conference call today at 11:00 a.m. EDT to discuss its results. The number to call from within the United States is (877) 719-9796 and (719) 325-4778 internationally. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (888) 203-1112 (in the U.S.) and (719) 457-0820 (international callers). The access conference code is 7669744.

About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals Division and markets third-party branded products through the Impax Pharmaceuticals Division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the effect of current economic conditions on the Company’s industry, business, financial position, results of operations and market value of its common stock, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, reductions or loss of business with any significant customer, the impact of competitive pricing and products and regulatory actions on the Company’s products, the ability to sustain profitability and positive cash flows, the ability to maintain sufficient capital to fund operations, any delays or unanticipated expenses in connection with the operation of the Taiwan facility, the ability to successfully develop and commercialize pharmaceutical products, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting Food and Drug Administration filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, reliance on key alliance, collaboration, license and distribution agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Impax Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited; amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Global Pharmaceuticals Division (a)	$300,128	$61,447	$769,429	$172,268
Impax Pharmaceuticals Division	3,865	3,499	10,978	10,007

Total Revenues	303,993	64,946	780,407	182,275

Cost of revenues (b)	143,122	28,055	291,589	81,589

Gross profit (c)	160,871	36,891	488,818	100,686

Operating expenses:
Research and development	23,846	15,243	63,264	46,744
Patent litigation	1,033	1,647	4,786	4,058
Litigation settlement	—	818	—	1,674
Selling, general and administrative	12,632	9,020	37,136	29,926

Total operating expenses	37,511	26,728	105,186	82,402

Income from operations (c)	123,360	10,163	383,632	18,284

Other (expense) income, net	(91)	(6)	(134)	52
Interest income	405	180	680	636
Interest expense	(38)	(185)	(108)	(735)

Income before income taxes	123,636	10,152	384,070	18,237
Provision for income taxes	48,501	3,495	146,114	6,373

Net income before noncontrolling interest	75,135	6,657	237,956	11,864
Add back loss attributable to noncontrolling interest	28	28	40	53

Net Income (d)	$75,163	$6,685	$237,996	$11,917

Net Income per share: (d)
Basic	$1.20	$0.11	$3.85	$0.20

Diluted	$1.15	$0.11	$3.65	$0.20

Weighted average common shares outstanding:
Basic	62,435,116	60,559,064	61,778,465	60,130,608
Diluted	65,470,341	61,247,700	65,171,055	60,667,227

(a)	Rx Partner revenue for the three and nine months ended September 30, 2010 includes $196.4 million attributable to a change in revenue recognition under the Teva Agreement.

(b)	Cost of revenues for the three and nine months ended September 30, 2010 includes $95.4 million attributable to the change as noted in footnote (a).

(c)	Gross profit and income from operations for the three and nine months ended September 30, 2010 includes $101.0 million attributable to the change as noted in footnote (a).

(d)	For the three and nine months ended September 30, 2010, net income includes $61.4 million and net income per share includes $0.98 and $0.99, respectively, attributable to the change as noted in footnote (a).

Impax Laboratories, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$165,772	$31,770
Short-term investments	192,579	58,599
Accounts receivable, net	95,567	185,854
Inventory, net	42,036	49,130
Current portion of deferred product manufacturing costs-alliance agreements	3,006	11,624
Current portion of deferred income taxes	37,114	32,286
Prepaid expenses and other current assets	2,958	4,748

Total current assets	539,032	374,011

Property, plant and equipment, net	103,066	101,650
Deferred product manufacturing costs-alliance agreements	8,231	96,619
Deferred income taxes, net	1,396	48,544
Other assets	25,587	12,358
Goodwill	27,574	27,574

Total assets	$704,886	$660,756

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	$19,156	$23,295
Accrued expenses	82,083	62,055
Accrued income taxes payable	32,942	31,627
Accrued profit sharing and royalty expenses	15,235	53,695
Current portion of deferred revenue-alliance agreements	19,438	33,196

Total current liabilities	168,854	203,868

Deferred revenue-alliance agreements	36,773	224,522
Other liabilities	13,645	10,139

Total liabilities	$219,272	$438,529

Total stockholders equity	485,614	222,227

Total liabilities and stockholders equity	$704,886	$660,756

Impax Laboratories, Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited; amounts in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$237,996	$11,917
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	9,066	7,806
Amortization of Wachovia 3.5% Debentures discount and deferred financing costs	—	301

Amortization of Credit Agreement deferred financing costs	25	50
Bad debt expense	215	131
Deferred income taxes (benefit)	46,657	(9,430)
Provision for uncertain tax positions	35	695
Tax benefit related to the exercise of employee stock options	(4,337)	—
Deferred revenue-Alliance Agreements	22,947	36,388
Deferred product manufacturing costs-Alliance Agreements	(9,739)	(20,853)
Deferred revenue recognized-Alliance Agreements	(224,454)	(43,844)
Amortization deferred product manufacturing costs-Alliance Agreements	106,746	29,750
Accrued profit sharing and royalty expense	86,985	523
Profit sharing and royalty payments	(125,445)	(455)
Payments on exclusivity period fee	—	(6,000)
Payments on accrued litigation settlements	(5,865)	(8,037)
Share-based compensation expense	7,706	5,179
Accretion of interest income on short-term investments	(374)	(424)
Changes in assets and liabilities:
Accounts receivable	90,072	(18,368)
Inventory	7,094	(6,606)
Prepaid expenses and other assets	(11,225)	1,346
Accounts payable, accrued expenses and income taxes payable	22,349	14,824
Other liabilities	3,431	2,740

Net cash provided by (used in) operating activities	$259,885	$(2,367)

Cash flows from investing activities:
Purchase of short-term investments	(306,784)	(49,563)
Maturities of short-term investments	173,178	47,748
Purchases of property, plant and equipment	(10,541)	(8,405)

Net cash (used in) investing activities	$(144,147)	$(10,220)

Cash flows from financing activities:
Repayment of long-term debt	—	(12,887)
Tax benefit related to the exercise of employee stock options	4,337	—
Proceeds from exercise of stock options and purchases under the ESPP	13,927	3,776

Net cash provided by (used in) financing activities	$18,264	$(9,111)

Net increase (decrease) in cash and cash equivalents	$134,002	$(21,698)
Cash and cash equivalents, beginning of period	$31,770	$69,275
Cash and cash equivalents, end of period	$165,772	$47,577

Impax Laboratories, Inc.
Non-GAAP Financial Measures
Total revenues, net income, EBITDA and earnings per share excluding adjusted items are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should not be construed as substitutes for, or superior to, consolidated total revenues, net income and earnings per share as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to and facilitates analysis by investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of total revenues, net income, EBITDA and earnings per share excluding certain adjusted items may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.
The following table provides a summary of GAAP and adjusted results for the three and nine months ended September 30, 2010 and 2009.

	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
(amounts in thousands, except per share data)	2010	2009	2010	2009
GAAP results:
Total revenues	$303,993	$64,946	$780,407	$182,275
Net income	$75,163	$6,685	$237,996	$11,917
Net income per diluted share	$1.15	$0.11	$3.65	$0.20

Adjusted results:
Total revenues (1)	$107,553	$64,946	$583,967	$182,275
Net income	$15,823	$9,008	$183,089	$17,733
Net income per diluted share	$0.24	$0.15	$2.81	$0.29
The following tables reconcile reported results to net income adjusted for after-tax items for the three and nine months ended September 30, 2010 and 2009.

	Three months ended		Nine months ended
(Unaudited)	September 30,		September 30,
(in millions, except per share amounts)	2010	2009	2010	2009
Net income	$75.2	$6.7	$238.0	$11.9
Adjusted to add (deduct):
Change in revenue recognition (1)	(101.0)		(101.0)
Antitrust litigation settlement (2)		0.8		1.7
Share-based compensation	2.5	2.0	7.7	5.2
Income tax effect	39.2	(0.5)	38.4	(1.0)

Adjusted net income	$15.8	$9.0	$183.1	$17.7

Adjusted net income per diluted share	$0.24	$0.15	$2.81	$0.29
Please refer to the attached footnotes on page 10 for a more detailed description of adjusted items.

Impax Laboratories, Inc.
Non-GAAP Financial Measures
The following tables reconcile reported results to adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009.

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited; amounts in millions)	2010	2009	2010	2009
Net income	$75.2	$6.7	$238.0	$11.9
Adjusted to add (deduct):
Other (income) expense, net	0.0	0.0	0.1	(0.1)
Interest income	(0.4)	(0.2)	(0.7)	(0.6)
Interest expense	0.0	0.2	0.1	0.7
Depreciation and amortization	3.0	2.6	9.1	8.2
Income taxes	48.5	3.5	146.1	6.4
Noncontrolling interest	(0.0)	(0.0)	(0.0)	(0.1)

EBITDA	127.2	12.8	392.7	26.4

Adjusted to add (deduct):
Change in revenue recognition (1)	(101.0)		(101.0)
Antitrust litigation settlement (2)		0.8		1.7
Share-based compensation	2.5	2.0	7.7	5.2

Adjusted EBITDA	$27.8	$15.6	$299.4	$33.3

(1) Material Modification to Teva Agreement
In July 2010, the Company entered into a material modification of its Strategic Alliance Agreement with Teva, and as a result the Company will apply the revised accounting standards of FASB ASC 605-25 Multiple Element Arrangements (“ASC 605-25”) which became effective for agreements entered into or materially modified on or after June 15, 2010, to its recognition of revenue under the Teva Agreement. The Company applied the accounting principles of ASC 605-25 on a prospective basis beginning in the quarter ended September 30, 2010. For the three months and nine months ended September 30, 2010, the application of ASC 605-25 resulted in recognition in the quarter ended September 30, 2010 of previously deferred revenue and related costs, with the effect of increasing RX Partner revenue by $196.4 million and increasing Cost of revenues by $95.4 million. Basic earnings per share increased by approximately $0.98 and $0.99 for the three and nine months ended September 30, 2010, respectively, as a result of the prospective application of ASC 605-25.
(2) Litigation settlement
In January 2010, the Company entered into an agreement to settle a lawsuit related to its previously marketed Lipram UL products. Under the terms of the litigation settlement agreement, the Company agreed to reimburse the plaintiff for certain litigation costs, which was paid by the Company in January 2010. The Company recorded an accrued expense for this payment in the year ended December 31, 2009. In the three and nine months ended September 30, 2009 the Company recorded litigation settlement expense of $0.8 million and $1.7 million, respectively, which included legal and other professional fees incurred by the Company in its defense against the lawsuit.